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                     February 22, 2021

       Michael Sieffert
       Chief Financial Officer
       GreenPower Motor Company Inc.
       #204-209 Carrall Street
       Vancouver, British Columbia V6B 2J2, Canada

                                                        Re: GreenPower Motor
Company Inc.
                                                            Form 20-F for the
Year Ended March 31, 2020
                                                            Filed July 21, 2020
                                                            File No. 333-236252

       Dear Mr. Sieffert:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing